I. EXECUTIVE SUMMARY

FUNDING

The Opportunity:
Intrepid World Communications (Intrepid) has developed and intends to license and produce a full-color three-dimensional dynamic holographic computer projection technology, called LifeVision.. LifeVision has immediate applications in the Government, Entertainment and Healthcare industries. Intrepid seeks funds to allow the production and of LifeVision to these industries. The company is now on the verge of market release of its technology and expects to manufacture and ship over 70,000 systems within the next five years. Profits are projected to reach $80 million on sales in excess of $321 million during that time. The company intends to reach its goals primarily through its licensing program to include OEMs, Systems Integrators, Resellers and in-house sales programs. The company has a target ROI of 45-60% compounded per annum over the next three to five years. Intrepid is poised to meet the market need and requires approximately $9.9 million, over the next 12 – 18 months to complete, produce and license its proprietary product line. The company plans to release this technology in the second quarter.

Company Background:
Intrepid was incorporated in Delaware in 1994, and has been in pure development since its inception. The company has offices in Birmingham, Michigan.

Product:
LifeVision is source neutral. Information can be sent from live stereo cameras, stereo videotape, or computer. Source information is projected through the holographic screen volumetrically with images appearing to “float” up to 30 inches in front of the viewing screen. The system requires no special glasses or eyewear and the image is seen clearly regardless of the surrounding light. Recent advances in technology have enabled Intrepid to reduce system size significantly, increase performance and resolution and lower cost. Intrepid controls the intellectual property covering a range of important technological advances.

Management Team:
Jim Fischbach-Chairman/CEO

Dr. Hans Bjelkhagen-Exec. VP, Product Development

Sales & Profit Goals: First Five Years:
Sales: $321 Million
Profit: $ 80 Million
Projected Market Capitalization
$300 Million, within 3 – 5 Years

Product:
Advanced Three-Dimensional Systems Solution Provider

Target Market:
Entertainment

Amount of Financing Sought:
$10,000,000

Use of Funds:

·	Product Completion
·	Marketing
·	Licensing, Patents, Copyrights
·	Working Capital
·	Equipment
·	Loan Payments
·	Accounts Payable
·	Cash Reserve

Investment to Date: $9.5 Million

Number of Employees: 9